                                                                      EXHIBIT 99



NEWS RELEASE                                FOR MORE INFORMATION:

FOR IMMEDIATE RELEASE                       Gregg Waldon
                                            IntraNet Solutions, Inc.
                                            (952) 903-2003
                                            gregg.waldon@intranetsolutions.com

                                            Tamsen Reinheimer
                                            Price Public Relations
                                            (650) 829-5800
                                            treinheimer@pricepr.com

INTRANET SOLUTIONS ACQUIRES PROFITABLE IED DIVISION OF INSO FOR $55 MILLION CASH

Strategic Move Expands XML and Wireless Capabilities for Xpedio Web Content Management Solution

EDEN PRAIRIE, MN, JULY 10, 2000 - IntraNet Solutions(R), Inc. (Nasdaq: INRS), a leading provider of Web content management software for the enterprise, today announced the acquisition of Inso's Information Exchange Division (IED). IED's products and technologies will be integrated with IntraNet Solutions' Xpedio Web Content Management product line, strengthening its position as the leading content management solution for business-to-business and business-to-employee Web sites. The acquisition is anticipated to be accretive, notwithstanding acquisition costs and amortization of goodwill and intangibles. It will be accounted for as a purchase, and IED will operate as a division of IntraNet Solutions.
     IED is the market leader in Web conversion and mobile device viewing technologies and applications. Its products provide conversion of over 225 different file types to Web formats including XML, HTML or Wireless Markup Language (WML). Additionally, IED provides viewing technology for the Windows CE and Symbian operating systems that allows users of these mobile devices to readily view files from desktop applications -- for example, when a spreadsheet is delivered as an email attachment.
     "This acquisition accelerates and expands our strategy of securely providing dynamic, personalized content from any data source to any Web client, including the next generation of mobile and wireless devices," said Robert Olson, president and chief executive officer of IntraNet Solutions. "We gain a tremendous knowledge and product base in key areas such as XML, WML and wireless

                                     -more-

IntraNet Solutions Acquires IED Division of Inso                         Page 2



viewing technologies, as well as a high-quality base of clients that offers us strong upgrade potential. We will also augment the great success we've had in providing hundreds of intranet, extranet and Internet applications across Global 2000 organizations by adding a broad range of additional solutions, such as dynamically serving information to wireless devices for field-based maintenance applications or to remote sales organizations."

     Added Olson, "The IED acquisition shares many of the same characteristics as last year's extremely successful acquisition and integration of automated Web content publishing leader InfoAccess. IED is a profitable organization with a solid revenue stream and great technology, offering us strong synergies in both directions. We also gain over 100 professionals, increasing our depth across all areas of the company, including an additional 60 people in research and development. We believe that the highly-experienced management and staff are an exceptional fit with our own dedicated professionals, and that the combined product and market opportunities are virtually unlimited."

     IED is based in Chicago, Illinois and has approximately 350 OEM customers including Compaq Computer Corporation, Novell and SUN Microsystems. Corporate customers number 450 and include Hewlett-Packard, Agilent Technologies, Merrill Lynch, KPMG and Shell Oil. Combined, IntraNet Solutions and IED will have over 270 employees, a highly skilled and proven management team, and a customer base of over 1,600. The development staff will exceed 90 and will utilize development centers across the country including Minneapolis, Boston, Seattle, Chicago and Scottsdale. The sales and marketing organization will consist of over 100 people with strong direct and indirect channels.

     "This acquisition provides IntraNet Solutions with new key technologies in the XML and wireless areas that will further broaden their enterprise content management offerings," said Andrew Warzecha of META Group. "And from a development and sales standpoint, the combination is highly complementary and allows IntraNet Solutions to more quickly take advantage of the large Web content management opportunity which we estimate will be $10 billion by 2004."

ABOUT INTRANET SOLUTIONS

     IntraNet Solutions(R), Inc. (www.intranetsolutions.com), headquartered in Eden Prairie, Minnesota, offers the award-winning Xpedio Content Management System, the industry's first end-to-end Web content management solution. Xpedio provides rapid deployment of highly scalable business-to-business and business-to-employee Web sites. IntraNet Solutions' products are used worldwide by



                                     -more-

IntraNet Solutions Acquires IED Division of Inso                          Page 3

over 850 customers including Agilent Technologies, Cargill Incorporated, Ericsson Telecom AB and Merrill Lynch. IntraNet Solutions has offices throughout the U.S. and international offices in London, Amsterdam and Australia.

                                     # # #

     Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.

     IntraNet Solutions is a registered trademark and the IntraNet Solutions' logo, and Xpedio and the Xpedio logo are trademarks of IntraNet Solutions, Inc. in the USA and Canada. All other trade names are the property of their respective owners.